Exhibit B

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into, effective as of May 22, 2020 (the “Effective Date”), by and between sabby healthcare master fund, ltd. (formerly known as Sabby Healthcare Volatility Master Fund, Ltd.), a Cayman Islands exempt company (“Seller”), and NOSTRUM PHARMACEUTICALS LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms that are not defined in the text of this Agreement have the meanings ascribed to such terms in Appendix 1.

RECITALS:

WHEREAS, Purchaser desires to purchase from the Seller, and Seller desires to sell to Purchaser, up to 790 shares (the “Maximum Purchased Shares”) of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of Gene Biotherapeutics, Inc., a Delaware corporation (formerly known as Cardium Therapeutics, Inc.) (the “Company”), which Preferred Stock has the rights, terms and preferences contained in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock of Cardium Therapeutics, Inc. filed with the Secretary of State of the State of Delaware on April 5, 2013 (the “Certificate of Designation”).

WHEREAS, Seller purchased the shares of Preferred Stock constituting the Maximum Purchased Shares from the Company pursuant to that certain Securities Purchase Agreement, dated as of April 4, 2013, between the Company and the Seller (the “2013 Securities Purchase Agreement”) in an offering pursuant to an effective registration statement (file no. 333-168693).

WHEREAS, the Purchaser has informed the Seller that the transaction contemplated by this Agreement is part of a larger transaction whereby the Purchaser will acquire a majority ownership in the equity of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENTS:

1.	PURCHASE AND SALE OF PURCHASED SHARES

1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, (a) Seller agrees to sell, transfer, assign and convey all of its right, title and interest in the Purchased Shares (as defined below) to Purchaser, and (b) Purchaser agrees to purchase and acquire the Purchased Shares (such sale, assignment, conveyance, and purchase, the “Transaction”) as follows.

(a) First Closing Date. On the first closing date (the “First Closing Date”), which date shall be substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Seller agrees to sell, and the Purchaser agrees to purchase, 220 shares of Preferred Stock (the “First Closing Shares” and, collectively with the Second Closing Shares (as defined below), the “Purchased Shares”) for the purchase price of $220,000 (the “First Closing Purchase Price”).

(b) Second Closing Date. On the twelve (12) month anniversary of the First Closing Date (the “Second Closing Date”), the Seller agrees to sell, and the Purchaser agrees to purchase, 570 shares of Preferred Stock (the “Second Closing Shares”) for the purchase price of $480,000 (the “Second Closing Purchase Price” and, collectively with the First Closing Purchase Price, the “Purchase Price”) (such closing, the “Second Closing”), subject to adjustment under Section 1.1(c). Seller and Purchaser agree that the Purchaser may deliver a written notice to the Seller (an “Accelerated Second Closing Notice” and the date on which such notice is delivered to the Seller, the “Accelerated Second Closing Notice Date”) of the Purchaser’s irrevocable election to cause the Second Closing to occur on the Business Day immediately following the ten (10) Business Days (such ten (10) Business Day period, the “Pre-Second Closing Period”) following the Accelerated Second Closing Notice Date (such date, the “Accelerated Second Closing Date”), provided that, for purposes of clarity, in no event shall the Accelerated Second Closing Date be later than the Second Closing Date. Following the delivery of an Accelerated Second Closing Notice, “Second Closing Date” shall be replaced by “Accelerated Second Closing Date” for purposes of this Section 1.1(b).

(c) Conversion of Preferred Stock. Notwithstanding anything herein to the contrary, the Seller and Purchaser hereby agree that, at any time following the First Closing Date until the Second Closing Date or the Accelerated Second Closing Date, as applicable, including, without limitation, during the Pre-Second Closing Period, the Seller shall have the right to convert any or all of the shares of Preferred Stock held by the Seller, including, without limitation, the shares of Preferred Stock comprising the Second Closing Shares, pursuant to the terms of the Preferred Stock. The Purchaser acknowledges and agrees that the conversions of shares of Preferred Stock by the Seller shall reduce the number of shares of Preferred Stock to be purchased by the Purchaser at the Second Closing or the Accelerated Second Closing Date, as applicable. The Seller and Purchaser hereby agree that the Purchaser shall purchase from the Seller the number of Second Closing Shares that the Seller owns on the Second Closing Date or the Accelerated Second Closing Date, as applicable (the adjusted number of shares of Preferred Stock, the “Adjusted Second Closing Shares”), pursuant to this Agreement for an adjusted Second Closing Purchase (the “Adjusted Second Closing Purchase Price”) equal to the number of Adjusted Second Closing Shares multiplied by $1,000 and then multiplying that amount by a fraction in which the numerator is 480 and the denominator is 570. By way of example, if the Seller converts 100 shares of Preferred Stock prior to the Second Closing Date or the Accelerated Second Closing Date, as applicable, then the Adjusted Second Closing Shares would be 470 shares of Preferred Stock and the Adjusted Second Closing Purchase Price would be $395,789.47. If the Seller converts any shares of Preferred Stock comprising the Second Closing Shares prior to the Second Closing Date or Accelerated Second Closing Date, as applicable, “Second Closing Shares” shall be replaced by “Adjusted Second Closing Shares” and “Second Closing Purchase Price” shall be replaced by “Adjusted Second Closing Purchase Price” for purposes of Section 1.1(b) herein.

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1.2 Closing. The closing(s) (“Closing(s)”) with respect to the purchase and sale of Purchased Shares pursuant to this Agreement shall occur on the First Closing Date and Second Closing Date (or, as applicable, the Accelerated Second Closing Date), respectively, by email delivery of the closing deliveries due from each party hereunder.

(a) Deliveries by Seller.

(i) First Closing Date. On the First Closing Date, Seller shall (A) deliver to Purchaser a certificate or certificates representing the First Closing Shares, registered in the name of Seller (the “First Closing Stock Certificate”), duly endorsed by Seller for transfer to Purchaser or accompanied by an Assignment Separate from Certificate in the form attached to this Agreement as Appendix 2 (the “Assignment”) hereto evidencing the transfer and assignment of the First Closing Shares to the Purchaser; and (B) deliver to the Company written instructions to: (x) cancel the First Closing Stock Certificate; (y) issue a new stock certificate in the name of Purchaser evidencing the First Closing Shares and deliver such certificate to Purchaser; and (z) issue a new stock certificate in the name of Seller evidencing the number of shares of Preferred Stock of the Company remaining in the Seller’s name after the transfer of the First Closing Shares to Purchaser and deliver such certificate to Seller.

(ii) Second Closing Date. On the Second Closing Date (or, as applicable, the Accelerated Second Closing Date), Seller shall (A) deliver to Purchaser a certificate or certificates representing the Second Closing Shares or Adjusted Second Closing Shares, as applicable, registered in the name of Seller (the “Second Closing Stock Certificate”), duly endorsed by Seller for transfer to Purchaser or accompanied by an Assignment evidencing the transfer and assignment of the Second Closing Shares or Adjusted Second Closing Shares, as applicable, to the Purchaser; and (B) deliver to the Company written instructions to: (x) cancel the Second Closing Stock Certificate and (y) issue a new stock certificate in the name of Purchaser evidencing the Second Closing Shares or Adjusted Second Closing Shares, as applicable, and deliver such certificate to Purchaser.

(b) Deliveries by Purchaser.

(i) First Closing Date. On the First Closing Date, Purchaser shall deliver to Seller the First Closing Purchase Price by wire transfer of immediately available funds in accordance with the wiring instructions attached hereto as Appendix 3.

(ii) Second Closing Date. On the Second Closing Date, Purchaser shall deliver to Seller the Second Closing Purchase Price or Adjusted Second Closing Purchase Price, as applicable, by wire transfer of immediately available funds in accordance with the wiring instructions attached hereto as Appendix 3.

2.	CONTROL TRANSACTION.

2.1 Control Transaction. Purchaser seeks to make a direct investment in the equity of the Company in the form of convertible preferred stock, other senior securities of the Company or Common Stock whereby the Purchaser would acquire or have the right to acquire Common Stock representing more than fifty percent (50%) of the total outstanding Common Stock on a fully diluted basis (the “Control Transaction”). The final terms and conditions of the Control Transaction will be subject to execution and delivery of definitive documentation between the Company and the Purchaser.

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2.2 Waiver and Consent. Purchaser and Seller acknowledge and agree that the Control Transaction may be structured in such manner as to (i) require the consent of Seller pursuant to Section 9 (Negative Covenants) of the Certificate of Designation, and/or (ii) constitute a Subsequent Financing as defined in Section 4.12 (Participation in Future Financing) of the 2013 Securities Purchase Agreement. Notwithstanding the foregoing or anything else in the 2013 Securities Purchase Agreement and the Certificate of Designation, Seller and Purchaser intend that the Control Transaction shall not (a) trigger the stockholder protective provisions of Section 4.12 (Participation in Future Financing) or Section 4.13 (Subsequent Equity Sales) of the 2013 Securities Purchase Agreement or (b) require the consent of the Seller pursuant to Section 9 (Negative Covenants) of the Certificate of Designation. Seller hereby consents to the Control Transaction and waives any and all rights under Section 9 of the Certificate of Designation and Sections 4.12 and 4.13 of the 2013 Securities Purchase Agreement that may arise in connection with the Control Transaction and agrees that such consents and waivers shall apply to the Control Transaction in whatever form it may take upon completion of negotiations between Purchaser and the Company including, without limitation, the issuance of a series or class of preferred stock of the Company with rights, terms or preferences senior to the Preferred Stock. Seller agrees to provide such additional waivers and consents as Purchaser may reasonably request in connection with the Control Transaction. For purposes of clarity, the Purchaser acknowledges and agrees that the Seller has not waived Section 7(b) of the Certificate of Designation in any respect.

2.3 Amendment to Certificate of Designation. Seller agrees to consent to and approve an amendment to the Certificate of Designation (“CD Amendment”) (a) to permit the issuance of a class or series of preferred stock of the Company ranking as to dividends, redemption and/or distribution of assets upon a Liquidation (as defined in the Certificate of Designation) senior to the Preferred Stock and (b) to eliminate the limitations on Indebtedness and Liens in Sections 9(a) and 9(b) of the Certificate of Designation.

3.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

3.1 Seller. Seller represents and warrants to Purchaser that:

(a) Purchased Shares. The Purchased Shares are fully paid and nonassessable. Seller is the sole legal, beneficial, record and equitable owner of the Purchased Shares and has good and valid title to the Purchased Shares free and clear of all liens, claims, and restrictions of any type or kind whatsoever. There are no agreements, understandings, judgments, orders, liens or encumbrances granting rights or imposing obligations with respect to the Purchased Shares. Upon Purchaser’s payment of the (i) First Closing Purchase Price for the First Closing Shares pursuant to this Agreement, Purchaser will acquire title to the First Closing Shares and (ii) Second Closing Purchase Price (or, as applicable, the Adjusted Second Closing Purchase Price) for the Second Closing Shares (or, as applicable, the Adjusted Second Closing Shares) pursuant to this Agreement, Purchaser will acquire title to the Second Closing Shares (or, as applicable, the Adjusted Second Closing Shares), in each of (i) and (ii) free and clear of any lien, charge, encumbrance, security interest, or other claim. Seller has not granted or sold, and is not a party to any agreement, commitment or understanding, written or oral, providing for the grant or sale of, or options or other rights to purchase, the Purchased Shares to any person, except the Purchaser.

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(b) Seller Authority. Seller has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder without the consent of any other Person. The execution and delivery of this Agreement by Seller have been approved by the all necessary corporate or other entity action, as applicable, on behalf of Seller. This Agreement has been duly executed by Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be (i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, or (ii) limited by equitable principles.

(c) No Investment or Indemnity Obligation. Seller has not received any demand for indemnification that is outstanding (nor is Seller aware of any basis for any such demand), under any instrument, judgment, order, writ, decree, contract or agreement to which Seller is a party or by which he is bound, in any case, relating to the Purchased Shares or the Company.

(d) Litigation. To the Seller’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against Seller in connection with Seller’s ownership of the Purchased Shares or any action or inaction by Seller as a security holder or creditor of the Company, nor is Seller aware of any facts that might result in any such action, suit, proceeding or investigation. There is no action, suit, proceeding or investigation by Seller pending or that Seller intends to initiate that relates to the Purchased Shares or otherwise relates to the Company.

(e) No Conflict. The execution and delivery of this Agreement by Seller and the consummation or performance by Seller of its obligations hereunder will not, directly or indirectly (with or without notice or lapse of time), (i) breach, or give any governmental authority or other Person the right to challenge the Transaction hereunder or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Seller may be subject or any contract to which Seller is a party or by which Seller is bound, or (ii) result in the imposition or creation of any encumbrance on or with respect to any of the Purchased Shares.

(f) No Transactions with the Company. Except for the Securities Purchase Documents, neither Seller nor any of its Affiliates has or has had any contractual, Affiliate or other arrangement of any kind with the Company. No person associated with the Seller is or has been a director, officer or employee of the Company.

3.2 Purchaser. Purchaser represents and warrants to Seller that:

(a) Purchaser Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder without the consent of any other Person. The execution and delivery of this Agreement by Purchaser have been approved by the necessary company action of Purchaser, to the extent required, and this Agreement has been duly executed by Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be (i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, or (ii) limited by equitable principles.

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(b) No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance by Purchaser of its obligations hereunder will, directly or indirectly (with or without notice or lapse of time), (i) result in any violation, default or breach of any provision of any of the governing documents of Purchaser or (ii) breach, or give any governmental authority or other person the right to challenge the Transaction hereunder or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Purchaser may be subject.

4.	COVENANTS OF THE PARTIES.

4.1 Indemnification.

(a) Seller shall indemnify and hold Purchaser, and its affiliates, partners, members, officers, employees and agents harmless from and against any liability, loss, cost, expense, claim, lien or other damage, including, without limitation, reasonable attorney’s fees and expenses, resulting from or arising out of, or alleged to result from or arise out of, any action or inaction by Seller or any of its affiliates, partners, employees and agents in connection with any breaches by Seller of its representations, warranties, covenants and agreements under this Agreement.

(b) Purchaser shall indemnify and hold Seller and its affiliates, partners, members, officers, employees and agents harmless from and against any liability, loss, cost, expense, claim, lien or other damage, including, without limitation, reasonable attorney’s fees and expenses, arising out of any breach by Purchaser or any of its affiliates, partners, employees and agents of its representations, warranties, covenants and agreements under this Agreement.

4.2 Limitations on Transfers. Seller agrees not to Transfer to any Person other than Purchaser any of the Maximum Purchased Shares remaining in the Seller’s name after the transfer of the First Closing Shares to Purchaser; provided that nothing herein shall prevent the Seller from exercising conversion rights of the Preferred Stock pursuant to the Certificate of Designation and selling the shares of Common Stock acquired upon such conversion. Any purported Transfer of any Maximum Purchased Shares effected in violation of this Agreement shall be null and void and shall have no force or effect. The foregoing Transfer restrictions shall terminate if the purchase of the Second Closing Shares does not occur on or before May 22, 2021 or if the Purchaser fails to consummate the Second Closing on the Accelerated Second Closing Date.

4.3 Voting Agreement. If the Control Transaction or CD Amendment requires the consent or approval of the holders of the Preferred Stock, then notwithstanding anything to the contrary in the Certificate of Designations, the Seller shall deliver a written consent with respect to all of its Preferred Stock approving the Control Transaction and CD Amendment (and any related actions necessary to consummate the Control Transaction and CD Amendment) and otherwise consent to and raise no objection to the Control Transaction, CD Amendment and such related actions.

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4.4 Further Acts. Each of Seller and Purchaser shall take all such actions as may be required under applicable law in order to consummate the transactions contemplated by this Agreement, and shall execute any further instruments or perform any acts which the other may reasonably request to carry out the intent of this Agreement, including, without limitation, execution of any documents required to complete the Transfer.

5.	Conditions to Closing.

5.1 Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to consummate the Closing on the First Closing Date and Second Closing Date or Accelerated Second Closing Date, as applicable, is subject to the satisfaction or waiver in writing by Purchaser of each of the following conditions on or prior to such Closing Date:

(a) The representations and warranties of Seller in this Agreement shall be true and correct;

(b) All of the covenants and obligations that Seller is required to perform or comply with pursuant to this Agreements at or prior to such Closing Date shall have been duly performed or complied with in all material respects; and

(c) All such Closing Date deliverables required pursuant to Section 1.2(a) shall have been delivered; and

5.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the Closing on the First Closing Date and Second Closing Date or Accelerated Second Closing Date, as applicable, is subject to the satisfaction or waiver in writing by Seller of each of the following conditions on or prior to such Closing Date:

(a) The representations and warranties of Purchaser in this Agreement shall be true and correct;

(b) All of the covenants and obligations that Purchaser are required to perform or comply with pursuant to this Agreement at or prior to such Closing Date shall have been duly performed or complied with in all material respects, including the First Closing Purchase Price and Second Closing Purchase Price or Adjusted Second Closing Purchase Price, as applicable, having been delivered to Seller pursuant to Section 1 hereto; and

(c) All Closing Date deliverables required pursuant to Section 1.2(b) shall have been delivered.

6.	MISCELLANEOUS

6.1 Notices. All notices, requests, demands or other communications permitted or required under this Agreement shall be effective only if in writing, and shall be deemed to have been given, received and delivered (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) or by electronic mail, in either case, if the sender has time-stamped evidence of such transmission, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, at the address set forth on the signature page of this Agreement or such other address, notice of which is given as provided in this Section 6.1.

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6.2 Governing Law and Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY OTHER PARTY OR ITS SUCCESSORS OR ASSIGNS SHALL BE BROUGHT AND DETERMINED ONLY IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN THE COURTS DESCRIBED ABOVE IN NEW YORK, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN NEW YORK AS DESCRIBED HEREIN, AND NO PARTY WILL FILE A MOTION TO DISMISS OR TRANSFER ANY ACTION FILED IN A STATE OR FEDERAL COURT IN NEW YORK, ON ANY JURISDICTIONAL OR VENUE-RELATED GROUNDS, INCLUDING THE DOCTRINE OF FORUM NON-CONVENIENS OR PURSUANT TO 28 U.S.C. §§ 1404 OR 1407.

6.3 Entire Agreement; Amendments. This Agreement (a) represents the entire understanding of the parties regarding the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether oral or written, regarding the same, and (b) shall not be modified or amended, except by a written instrument executed by each of the parties hereto; except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.

6.4 Expenses. Each party shall bear its or its own expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

6.5 Binding Effect; Assignments. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, as well as their respective successors and assigns, provided that (a) Purchaser may assign its rights and delegate its duties hereunder to any Affiliate of Purchaser and Seller may assign its rights and delegate its duties hereunder to any Affiliate of Seller, and (b) except as set forth in the foregoing clause “(a),” neither party may delegate its duties under this Agreement without the prior written consent of the other party.

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6.6 Severability. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction, will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect.

6.7 Waiver. No waiver of any term, provision or condition of this Agreement, the breach or default thereof, by conduct or otherwise, in one or more instances shall be deemed to be either a continuing waiver or a waiver of a subsequent breach or default of any such term, provision or condition of this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.8 Specific Enforcement. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.9 Representations and Warranties. The representations and warranties of Seller and Purchaser shall survive the date hereof and the Closings until the date that is 90 days following the earlier of the Accelerated Second Closing Date or the Second Closing Date. The representations and warranties of Seller and Purchaser shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Seller or Purchaser, as applicable.

6.10 Construction. This Agreement is the result of negotiations between the parties and neither of the parties entering into this Agreement has acted under any duress or compulsion, whether legal, economic or otherwise. The parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared this Agreement or any earlier draft of the same. In this Agreement, the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural. Unless otherwise expressly indicated herein, the words “hereof,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “Section” herein shall refer to the sections and paragraphs of this Agreement unless specifically stated otherwise. The section and other headings, if any, contained in this Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

6.11 Counterparts; Electronic Signatures. This Agreement and any amendment to this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement or an amendment hereto that is executed by a party (including by use of electronic signature software (e.g., “DocuSign”)) and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email or by use of an electronic signature software shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

[Signatures appear on the following pages.]

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement, effective on the date set forth above.

“PURCHASER”

NOSTRUM PHARMACEUTICALS LLC
a Delaware Limited Liability Company

By:
Name:
Title:

Address for Notice:
110 East 59th Street, Suite 2900
New York, NY 10022-1304
Attention: James Grainer and Carlton R. Asher, Jr., Esq.
Email: jgrainer@nostrumlabs.com
asherlaw@att.net

[Seller’s signature appears on the following page.]

“SELLER”

SABBY HEALTHCARE MASTER FUND, LTD.
a Cayman Islands exempt company

By:
Name:
Title:

Address for Notice:
10 Mountainview Road, Suite 205
Upper Saddle River, New Jersey 07458
Attention: Robert Grundstein
Email: rgrundstein@sabbymanagement.com

Appendix 1

Definitions

“Affiliate” as applied to any Person, means another Person that is controlled by, in control of, or commonly controlled with the first Person, and the term “control” means, with respect to each Person, either ownership of more than fifty percent (50%) of the outstanding voting securities of such Person, or possession of voting power with respect to more than fifty percent (50%) of the outstanding voting securities of such Person, or possession of the power (through proxy, contract, or otherwise) to appoint a majority of the members of the board of directors, the managers, or other similar governing body with respect to such Person.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Exchange Agreements” means the Exchange and Redemption Agreement, dated as of July 22, 2015, between the Company and the Seller and the Exchange and Redemption Agreement, dated as of September 23, 2016, between the Company and the Seller.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or governmental authority.

“Securities Purchase Documents” means the 2013 Securities Purchase Agreement and the Exchange Agreements.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind.

Appendix 2

Stock Assignment Separate from Certificate

[See attached]

Stock Assignment Separate from Certificate

THE UNDERSIGNED hereby sells, assigns and transfers unto ________________ (“Assignee”), the number and class of shares of the capital stock of Gene Biotherapeutics, Inc., a Delaware corporation (the “Corporation”), which shares stand in the name of the undersigned on the books of the Corporation and are evidenced by the following share certificate(s):

Class or Series of Security	Certificate No.	No. of Shares

The undersigned does hereby irrevocably constitute and appoint the Secretary of the Corporation as its attorney-in-fact (with full power of substitution) to transfer such stock to Assignee on the books of the Corporation.

Date

Appendix 3

Seller Wiring Instructions

Bank Name:
Bank Address:
Bank Phone No.:

Wire ABA Routing #:

Account #:

Account Holder Name:
Account Holder Address:

Memo: